EXHIBIT 12
                                                                      ----------

                               HARSCO CORPORATION

               Computation of Ratios of Earnings to Fixed Charges

                             (Dollars in Thousands)

                                                                               YEARS ENDED DECEMBER 31
                                                              ----------------------------------------------------------
                                                                 2003        2002        2001(a)     2000(a)     1999(a)
                                                              ---------   ---------    ---------   ---------   ---------
   Pre-tax income from continuing operations (net of          $ 128,707   $ 130,650    $ 113,195   $ 139,741   $ 135,528
      minority interest in net income)

   Add fixed charges computed below                              61,520      64,424       72,265      64,429      37,155

   Net adjustments for equity companies                           1,062        (219)       2,747       3,749         365

   Net adjustments for capitalized interest                          14         121          152         125        (535)
                                                              ---------   ---------    ---------   ---------   ---------

   Consolidated Earnings Available for Fixed Charges          $ 191,303   $ 194,976    $ 188,359   $ 208,044   $ 172,513
                                                              =========   =========    =========   =========   =========

Consolidated Fixed Charges:

   Interest expense per financial statements (b)              $  40,513   $  43,323    $  53,190   $  50,082   $  26,939

   Interest expense capitalized                                     101          --           --           2         893

   Portion of rentals (1/3) representing an interest factor      20,906      20,972       19,075      14,345       9,323

   Interest expense for equity companies whose debt is
      guaranteed                                                     --         129           --          --          --
                                                              ---------   ---------    ---------   ---------   ---------

   Consolidated Fixed Charges                                 $  61,520   $  64,424    $  72,265   $  64,429   $  37,155
                                                              =========   =========    =========   =========   =========

Consolidated Ratio of Earnings to Fixed Charges                    3.11        3.03         2.61        3.23        4.64
                                                              =========   =========    =========   =========   =========

(a) In order to comply with the Financial Accounting Standards Board (FASB) Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," 2001, 2000 and 1999 information has been reclassified for comparative purposes.

(b)  Includes amortization of debt discount and expense.